Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 21, 2008 in this Pre-Effective Amendment 1 Registration Statement of Ocean Smart, Inc. (f.k.a. Edgewater Foods International, Inc.) for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/  LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
May 12, 2009